-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER


                                  by and among:


                              DIGITAL RIVER, INC.,
                             a Delaware corporation;


                          MAAGNUM INTERNET GROUP, INC.,
                           a Connecticut corporation;


                                       and


                                 CYRUS MAAGHUL,
                                  an individual



                           ---------------------------

                            Dated as of April 1, 1999

                           ---------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                               PAGE
     SECTION 1.   DESCRIPTION OF TRANSACTION......................................................................1

         1.1      Merger of the Company into Purchaser............................................................1

         1.2      Effect of the Merger............................................................................1

         1.3      Closing; Effective Time.........................................................................1

         1.4      Conversion of Shares; Deliveries at Closing.....................................................2

         1.5      Closing Balance Sheet...........................................................................2

         1.6      Earn-out........................................................................................1

         1.7      Resale Shelf....................................................................................1

         1.8      Closing of the Company's Transfer Books.........................................................2

         1.9      Tax Consequences................................................................................2

         1.10     Accounting Treatment............................................................................2

         1.11     Further Action..................................................................................2

     SECTION 2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     AND THE SOLE SHAREHOLDER.....................................................................................2

         2.1      Due Organization; Good Standing; No Subsidiaries................................................2

         2.2      Articles of Incorporation and Bylaws; Records...................................................3

         2.3      Capitalization; Title to Shares.................................................................3

         2.4      Financial Statements............................................................................3

         2.5      Absence of Changes..............................................................................4

         2.6      Title to Assets.................................................................................5

         2.7      Bank Accounts; Receivables......................................................................6

         2.8      Equipment; Leasehold............................................................................6

         2.9      Proprietary Assets..............................................................................6

         2.10     Contracts.......................................................................................8

         2.11     Liabilities.....................................................................................9

         2.12     Compliance with Legal Requirements.............................................................10

         2.13     Governmental Authorizations....................................................................10

         2.14     Tax Matters....................................................................................10

         2.15     Employee and Labor Matters; Benefit Plans......................................................12

         2.16     Environmental Matters..........................................................................13

         2.17     Insurance......................................................................................14


                                       i.

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                               PAGE
         2.18     Related Party Transactions.....................................................................14

         2.19     Legal Proceedings; Orders......................................................................14

         2.20     Customers......................................................................................15

         2.21     Material Relationships.........................................................................15

         2.22     Sales Policies; Warranties.....................................................................15

         2.23     Brokers and Finders............................................................................15

         2.24     Authority; Binding Nature of Agreement.........................................................15

         2.25     Non-Contravention; Consents....................................................................16

         2.26     Full Disclosure................................................................................16

     SECTION 3    REPRESENTATIONS AND WARRANTIES OF PURCHASER....................................................17

         3.1      SEC Filings; Financial Statements..............................................................17

         3.2      Authority; Binding Nature of Agreement.........................................................17

         3.3      Valid Issuance.................................................................................18

         3.4      Brokers and Finders............................................................................18

         3.5      Full Disclosure................................................................................18

     SECTION 4.   ADDITIONAL COVENANTS OF THE PARTIES............................................................18

         4.1      Filings and Consents...........................................................................18

         4.2      Public Announcements...........................................................................18

         4.3      Proprietary Assets.............................................................................18

     SECTION 5.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER...............................................18

         5.1      Accuracy of Representations....................................................................18

         5.2      Performance of Covenants.......................................................................19

         5.3      Consents.......................................................................................19

         5.4      Agreements and Documents.......................................................................19

         5.5      Secretary's Certificate........................................................................20

         5.6      Bank Debt; Advances............................................................................20

         5.7      No Restraints..................................................................................20

         5.8      No Legal Proceedings...........................................................................20

         5.9      Employees......................................................................................20

     SECTION 6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.............................................20

         6.1      Accuracy of Representations....................................................................20


                                      ii.

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                               PAGE
         6.2      Performance of Covenants.......................................................................20

         6.3      Documents......................................................................................20

         6.4      No Restraints..................................................................................21

         6.5      No Legal Proceedings...........................................................................21

     SECTION 7.   INDEMNIFICATION................................................................................21

         7.1      Survival of Representations....................................................................21

         7.2      Indemnification by the Sole Shareholder........................................................22

         7.3      Threshold; Ceiling.............................................................................22

         7.4      Satisfaction of Indemnification Claim..........................................................23

         7.5      No Contribution................................................................................23

         7.6      Defense of Third Party Claims..................................................................23

         7.7      Exercise of Remedies by Indemnitees Other Than Purchaser.......................................24

     SECTION 8.   MISCELLANEOUS PROVISIONS.......................................................................24

         8.1      Further Assurances.............................................................................24

         8.2      Fees and Expenses..............................................................................24

         8.3      Attorneys' Fees................................................................................24

         8.4      Notices........................................................................................24

         8.5      Confidentiality................................................................................25

         8.6      Headings.......................................................................................26

         8.7      Counterparts...................................................................................26

         8.8      Governing Law; Venue...........................................................................26

         8.9      Successors and Assigns.........................................................................26

         8.10     Remedies Cumulative; Specific Performance......................................................26

         8.11     Waiver.........................................................................................27

         8.12     Amendments.....................................................................................27

         8.13     Severability...................................................................................27

         8.14     Entire Agreement...............................................................................27

         8.15     Construction...................................................................................27


                                      iii.

                                    EXHIBITS

Exhibit A     -     Certain definitions

Exhibit B     -     Escrow Agreement

Exhibit C     -     Form of Employment Agreement

Exhibit D     -     Investment Representation Letter

Exhibit E     -     Form of Release

Exhibit F     -     Form of Employee Proprietary Information Agreement

Exhibit G     -     Form of legal opinion of Hurwitz and Sagarin LLC

Exhibit H     -     Form of Stock Purchase Agreement

Exhibit I     -     Form of legal opinion of Cooley Godward LLP


                                      iv.

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of April 1, 1999, by and among: DIGITAL RIVER, INC., a Delaware corporation ("Purchaser"); MAAGNUM INTERNET GROUP, INC., a Connecticut corporation (the "Company"); and CYRUS MAAGHUL, the sole shareholder of the Company (the "Sole Shareholder"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

         A. Purchaser and the Company intend to effect a merger of the Company with and into Purchaser in accordance with this Agreement, the Delaware General Corporation Law and the Connecticut Business Corporation Act (the "Merger"). Upon consummation of the Merger, the Company will cease to exist, and Purchaser will continue as the surviving corporation. The Certificate of Incorporation and By-laws of Purchaser will remain unchanged and be the Certificate of Incorporation and By-laws of the Surviving Corporation.

         B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a purchase.

         C. This Agreement has been approved by the respective boards of directors of Purchaser and the Company.

         D. The Sole Shareholder owns all of the outstanding shares of the Common Stock (par value $1.00 per share) of the Company ("Company Common Stock"). Contemporaneously with the execution and delivery of this Agreement, the Sole Shareholder is executing and delivering to Purchaser an Employment Agreement of even date herewith.

                                    AGREEMENT

         The parties to this Agreement agree as follows:

SECTION 1.    DESCRIPTION OF TRANSACTION

     1.1 MERGER OF THE COMPANY INTO PURCHASER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Purchaser, and the separate existence of the Company shall cease. Purchaser will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law and the Connecticut Business Corporation Act.

     1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94111 and Hurwitz & Sagarin LLC, 147 Broad Street, PO Box 112, Milford, Connecticut 06460 at 10:00 a.m. on April 1, 1999, or at such other time and date as the parties may mutually agree (the "Closing Date").


                                       1.

Contemporaneously with or as promptly as practicable after the Closing, a certificate of merger conforming to the requirements of Section 252 of the Delaware General Corporation Law and a certificate of merger conforming to the requirements of Section 33-821 of the Connecticut Business Corporation Act shall be filed with the Secretary of State of the State of Delaware and with the Secretary of State of the State of Connecticut, respectively. The Merger shall become effective at 11:59 p.m. on the day that such documents are filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Connecticut (the "Effective Time").

     1.4      CONVERSION OF SHARES; DELIVERIES AT CLOSING.

              (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, the Company or the Sole Shareholder, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (1) 408.97 shares of common stock (par value $0.01 per share) of Purchaser (the "Stock Consideration") and (2) $2,500 in cash (the "Cash Consideration").

              (b) Notwithstanding anything to the contrary contained in this Agreement, 329,042 shares of Stock Consideration to which the Sole Shareholder is entitled pursuant to Section 1.4(a) shall be deposited by Purchaser in Escrow pursuant to the Escrow Agreement substantially in the form attached hereto as Exhibit B (rather than issued and delivered to the Sole Shareholder) at the Effective Time, of which 8,881 shares will be retained in Escrow to secure the Sole Shareholder's indemnification obligations pursuant to
Section 7 and 320,161 shares will be retained in Escrow to satisfy Purchaser's earn-out obligations to the Sole Shareholder as set forth in Section 1.6. The parties acknowledge that the value of the Company will be difficult to determine at the time of Closing. As a result, the parties agree to use the performance criteria set forth on Schedule A attached hereto to determine such value and calculate the Sole Shareholder's earn-out.

              (c) At the Closing, the documents, certificates and instruments described in Sections 6 and 7 shall be executed and delivered to the applicable party and, subject to the satisfaction or waiver, if permissible, of the conditions set forth in Section 6, and subject to the provisions regarding Escrow set forth in Section 1.4(b), Purchaser shall deliver 79,928 shares of the Stock Consideration to the Sole Shareholder and shall wire $2,500,000 (representing the aggregate Cash Consideration) to an account designated by the Sole Shareholder.

     1.5 CLOSING BALANCE SHEET. As promptly as possible but no later than April 21, 1999, the Sole Shareholder will deliver to Purchaser the unaudited balance sheet of the Company as of March 31, 1999 (the "Closing Balance Sheet"). Purchaser may, within 10 days of receipt of the Closing Balance Sheet, advise the Sole Shareholder of the amounts of adjustments, if any, that Purchaser believes are necessary to be made to the Closing Balance Sheet. If the parties are unable to agree to the amounts of any such adjustments, Purchaser and the Sole Shareholder shall retain Arthur Andersen & Co. for the purpose of resolving such disagreement and issuing a final Closing Balance Sheet, which accounting firm's fee will be paid 50% by Purchaser and 50% by the Sole Shareholder. Promptly upon finalization of the Closing Balance Sheet, the Sole Shareholder shall pay to Purchaser the amounts of adjustments, if any, that are in accordance with the Closing Balance Sheet.


                                       2.

     1.6      EARN-OUT.

              (a) Promptly following the public release of Purchaser's financial statements for the first quarter ended after the six month anniversary of the Effective Time, subject to Purchaser's right of offset as set forth in
Section 7.4, Purchaser shall cause the Escrow Agent to release from Escrow to the Sole Shareholder that number of shares of Stock Consideration as calculated in accordance with Schedule A (the "First Tranche Shares"); PROVIDED, HOWEVER, that 10% of the First Tranche Shares shall remain in Escrow to secure the Sole Shareholder's indemnification obligations pursuant to Section 7.

              (b) Promptly following the public release of Purchaser's financial statements for the first quarter ended after the one year anniversary of the Effective Time, subject to Purchaser's right of offset as set forth in
Section 7.4, Purchaser shall cause the Escrow Agent to release from Escrow to the Sole Shareholder that number of shares of Stock Consideration as calculated in accordance with Schedule A

              (c) Promptly following the public release of Purchaser's financial statements for the first quarter ended after the two year anniversary of the Effective Time, subject to Purchaser's right of offset as set forth in
Section 7.4, Purchaser shall cause the Escrow Agent to release from Escrow to the Sole Shareholder that number of shares of Stock Consideration as calculated in accordance with Schedule A.

     1.7      RESALE SHELF.

              (a) On or before August 18, 1999, Purchaser shall file a registration statement on Form S-3 ("Registration Statement") with the SEC for the public sale by the Sole Shareholder of the Stock Consideration not placed in Escrow pursuant to Section 1.4(b). If the SEC decides not to review the Registration Statement, Purchaser shall use commercially reasonable efforts to cause the Registration Statement to become effective not later than seven days following the SEC's communication of such no-review to Purchaser. If the SEC does review the Registration Statement, Purchaser shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as possible and in any event no later than 75 days after the date of filing and to remain effective for a period of 90 days following such date of effectiveness. Purchaser shall pay all expenses in connection with the preparation and filing of the Registration Statement, but in no event will Purchaser be obligated to pay the Sole Shareholder's underwriting discounts, if any.

              (b) Notwithstanding the foregoing, Purchaser's obligation to file or maintain the effectiveness of the Registration Statement shall be suspended for a period of up to 60 days if Purchaser furnishes to the Sole Shareholder a certificate signed by the Chief Executive Officer of Purchaser stating that in the good faith judgment of Purchaser it would be materially harmful to Purchaser for such Registration Statement to be filed or maintained effective at such time; PROVIDED, HOWEVER, that if the Registration Statement shall have already been declared effective, then Purchaser shall maintain the effectiveness of the Registration Statement for an additional period equal to the number of days during which the effectiveness was suspended.


                                       1.

              (c)     During the effective period of the Registration
Statement, Purchaser agrees that the shares of Stock Consideration to be registered thereby will be exempted from Purchaser's standard policies regarding restrictions on employees' sale of Purchaser's securities as in effect at such time; PROVIDED, HOWEVER, that the Sole Shareholder will be subject to any restrictions on sale imposed by applicable securities laws.

     1.8 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, the Sole Shareholder shall cease to have any rights as a shareholder of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of the Company's capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time.

     1.9 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.10 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be accounted for by Purchaser as a purchase under GAAP.

     1.11 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Purchaser to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Purchaser with full right, title and possession of and to all rights and property of the Company, the officers and directors of the Surviving Corporation and Purchaser shall be fully authorized to take such action.

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SOLE
              SHAREHOLDER

              Except as set forth in the Disclosure Schedule with respect to specifically identified subsections of this Section 2, the Company and the Sole Shareholder jointly and severally represent and warrant, to and for the benefit of the Purchaser Parties, as follows:

     2.1      DUE ORGANIZATION; GOOD STANDING; NO SUBSIDIARIES.

              (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

              (b) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction.

              (c) The Company has no subsidiaries and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature, in any entity.


                                       2.

     2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Purchaser accurate and complete copies of: (a) the Company's articles of incorporation and bylaws, including all amendments thereto; (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other actions or proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no annual or special meetings or other actions or proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

     2.3      CAPITALIZATION; TITLE TO SHARES.

              (a) The authorized capital stock of the Company consists of 1,000 shares of Common Stock (par value $1.00 per share), of which 1,000 shares have been issued and are outstanding and all of which shares are registered in the name of the Sole Shareholder (the "Shares"). All of the Shares have been duly authorized and validly issued, are fully paid and non-assessable and have been issued in full compliance with all applicable securities laws and other applicable legal requirements. The Sole Shareholder has, and at the Closing will have, good and valid title to the Shares, and all of such Shares are free and clear of all liens and other Encumbrances and legends (other than customary securities law legends). The Sole Shareholder has delivered to Purchaser accurate and complete copies of the stock certificate(s) representing such shares.

              (b) Except for the transactions contemplated by this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company.

     2.4      FINANCIAL STATEMENTS.

              (a) The Company has delivered to Purchaser the following financial statements and notes (collectively, the "Company Financial Statements"):

                      (i) The unaudited balance sheets of the Company as of December 31, 1997 and 1998, and the related unaudited income statements, statements of shareholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto; and


                                       3.

                      (ii) the unaudited balance sheet of the Company as of February 28, 1999 (the "Balance Sheet"), and the related unaudited income statement of the Company for the two months then ended.

              (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

     2.5 ABSENCE OF CHANGES. Since the date of the Balance Sheet (the "Balance Sheet Date"):

              (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects and, to the Knowledge of the Company and the Sole Shareholder, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

              (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

              (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

              (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

              (e) there has been no amendment to the Company's articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

              (f) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other entity;

              (g) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Balance Sheet Date, exceeds $20,000;

              (h) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as


                                       4.

defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

              (i) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

              (j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

              (k) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

              (l) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

              (m) the Company has not (i) established or adopted any employee benefit Plans (as such term is defined in Section 2.15(a)), (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or
(iii) hired any new employee;

              (n) the Company has not changed any of its methods of accounting or accounting practices in any respect except as requested by Purchaser;

              (o)     the Company has not made any Tax election;

              (p)     the Company has not commenced or settled any Legal
Proceeding;

              (q) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

              (r) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(q)" above.

     2.6      TITLE TO ASSETS.

              (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Balance Sheet; (ii) all assets referred to in Parts 2.7(b) and
2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. All of such


                                       5.

assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current Taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

              (b) Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

     2.7      BANK ACCOUNTS; RECEIVABLES.

              (a) Part 2.7(a) of the Disclosure Schedule identifies each account maintained by or for the benefit of the Company at any bank or other financial institution and the names of each Person authorized to access such account.

              (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete report showing all accounts receivable, notes receivable and other receivables of the Company as of the Balance Sheet Date. All existing accounts receivable of the Company (including those accounts receivable reflected on the Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and collectible in full, subject to the reserve on the Balance Sheet. None of the Company's accounts receivable is subject to any Encumbrance, offset, setoff or counterclaim and neither of the Company nor the Sole Shareholder has any Knowledge of any facts or circumstances that would give rise to any Encumbrance.

     2.8      EQUIPMENT; LEASEHOLD.

              (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair as of the Closing Date (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

              (b) Part 2.8 of the Disclosure Schedule identifies all real property owned or leased by the Company.

     2.9      PROPRIETARY ASSETS.

              (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company. Part 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000), and


                                       6.

identifies the license agreement under which such Proprietary Asset is being licensed to the Company. The Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(iii) of the Disclosure Schedule. Part 2.9(a)(iv) of the Disclosure Schedule sets forth all obligations of the Company to make any payment to any Person for the use of any Company Proprietary Asset. The Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

              (b) The Company has taken all measures and precautions reasonably necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Part 2.9(b) of the Disclosure
Schedule identifies all Persons to whom the Company has disclosed or delivered or permitted the disclosure or delivery of: (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset, other than pursuant to license agreements identified in Part
2.10 of the Disclosure Schedule.

              (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. The Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the Knowledge of the Company and the Sole Shareholder, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

              (d)     Except as set forth in Part 2.9(d) of the Disclosure
Schedule: (i) each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and (ii) there has not been any written claim or, to the Knowledge of the Company and the Sole Shareholder, any other claim, by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the Knowledge of the Company and the Sole Shareholder, there is no basis for any such claim.

              (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Part 2.9(e) of the Disclosure Schedule sets forth (i) any license by the Company of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) any covenant not to compete or Contract limiting the Company's ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.


                                       7.

              (f) Each computer program and other item of software that has been designed, developed, sold, licensed or otherwise made available to any person or entity by the Company is Year 2000 Compliant. To the Knowledge of the Company and the Sole Shareholder each computer, computer program and other item of software (whether installed on a computer or on any other piece of equipment, including firmware) that is owned, licensed or used by the Company for its internal business operations is Year 2000 Compliant other than as set forth on
Part 2.9(f) of the Disclosure Schedule. Except as set forth on Part 2.9(f) of the Disclosure Schedule, the Company and the Sole Shareholder have no Knowledge of any Year 2000 Compliance issues with the Company.

     2.10     CONTRACTS.

              (a)     Part 2.10 of the Disclosure Schedule identifies:

                      (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

                      (ii)    each Company Contract relating to the
acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

                      (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or
(D) develop or distribute any technology;

                      (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

                      (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

                      (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

                      (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

                      (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                      (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

                      (x) each Company Contract constituting or relating to a Contract with a Governmental Body;


                                       8.

                      (xi) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

                      (xii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

Contracts in the respective categories described in clauses "(i)" through "(xii)" above are referred to in this Agreement as "Material Contracts."

              (b) The Company has made available to Purchaser for inspection and copying accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. The Company has no material oral Contracts. Each Contract identified in
Part 2.10 of the Disclosure Schedule is valid and in full force and effect and, to the Knowledge of the Company and the Sole Shareholder, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

              (c)     Except as set forth in Part 2.10 of the Disclosure
Schedule:

                      (i) to the Knowledge of the Company and the Sole Shareholder, the Company has not violated or breached, or committed any default under, any Company Contract, and, to the Knowledge of the Company and the Sole Shareholder, no other Person has violated or breached, or committed any default under, any Company Contract;

                      (ii) to the Knowledge of the Company and the Sole Shareholder, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

                      (iii) to the Knowledge of the Company and the Sole Shareholder, since December 31, 1996, the Company has not received any notice or other communication regarding any actual or possible material violation or breach of, or default under, any Company Contract; and

                      (iv) the Company has not knowingly waived any of its material rights under any Material Contract.

     2.11 LIABILITIES. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Balance Sheet; (b) accounts


                                       9.

payable or accrued salaries that have been incurred by the Company since the Balance Sheet Date in the ordinary course of business and consistent with the Company's past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) tax liabilities accruing in the ordinary course of business after the Balance Sheet Date.

     2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. To the Knowledge of the Company and the Sole Shareholder, (a) the Company is, and has at all times since December 31, 1996 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company and (b) except as set forth in Part 2.12 of the Disclosure Schedule, since December 31, 1996, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13     GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure
Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Purchaser accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. To the Knowledge of the Company and the Sole Shareholder, the Company is, and at all times since December 31, 1996 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. Since December 31, 1996, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.14     TAX MATTERS.

              (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Purchaser accurate and complete copies of all Company Returns filed since December 31, 1996 that have been requested by Purchaser.

              (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company will establish, in the ordinary course of business and consistent with its


                                      10.

past practices, reserves adequate for the payment of all Taxes for the period from the Balance Sheet Date through the Closing Date, and the Company will disclose the dollar amount of such reserves to Purchaser on or prior to the Closing Date.

              (c) Part 2.14 of the Disclosure Schedule identifies all examinations or audits of any Company Return. The Company has delivered to Purchaser accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns.
Part 2.14 of the Disclosure Schedule sets forth any extension or waiver of the limitation period applicable to any of the Company Returns that has been granted to the Company or has been requested by the Company.

              (d)     To the Knowledge of the Company and the Sole Shareholder:
(i) no claim or Legal Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax; (ii) there are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established); (iii) there are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable; (iv) the Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code; and (v) the Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

              (e) To the Knowledge of the Company and the Sole Shareholder, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
Section 280G or Section 162 of the Code. To the Knowledge of the Company and the Sole Shareholder, the Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

              (f) At all times since the Company's inception through the Closing Date, the Company has been an S corporation within the meaning of
Section 1361(a)(1) of the Code and has used December 31 as its taxable year. The Company and the Sole Shareholder have not taken any action that has or shall result in the termination of the Company's status as an S corporation within the meaning of Section 1361(a)(1) of the Code or imposition of a tax on the Company under the provisions of Section 1374of the Code. The Company has not conducted any business in any state or political subdivision in which the disposition of any of its assets including goodwill in a transaction in which gain or income would be realized would result in the imposition by that state or political subdivision of a corporate level tax. The Company does not conduct any business which is a historic business of, a continuation of, or successor to any business which was previously conducted by another corporation or any other entity which was


                                      11.

subject to a United States corporate level tax on its gain or income including a tax imposed by reason of the provisions of Section 1374 and 1375 of the Code, or any predecessor provisions thereto. The Company has never acquired any asset, including goodwill, the basis of which was determined in whole or in part by reference to the basis of the asset in the hands of a C corporation within the meaning of Section 1361(a)(2) of the Code or S corporation subject to the provisions of Section 1374 of the Code or predecessor provisions thereto. The Company has no accumulated earnings and profits. The Company's status as an S corporation will continue to be in effect immediately prior to the time of the consummation of the transactions contemplated hereby and the Sole Shareholder shall not take, and shall not cause or permit the Company to take, any action inconsistent with the foregoing.

     2.15     EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

              (a) Part 2.15 of the Disclosure Schedule lists each salary, bonus, employee pension, profit sharing, deferred compensation, severance, cafeteria, stock option, stock purchase, incentive, golden parachute, group or individual medical and health benefits, welfare, insurance or other employee benefit plan, program or arrangement regardless of whether such plan is described in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Plans") that is maintained by the Company or to which the Company is required to contribute on behalf of employees of the Company, and the basis of the Company's contributions. The Company's 401(k) Plan, and any other retirement plan sponsored or contributed to by the Company that is intended to be a qualified plan, is a qualified plan under Section 401(a) of the Code, has received a current favorable determination letter from the Internal Revenue Service or for which the Company has made application for a favorable determination letter within the applicable time limits of Section 401(b) of the Code, complies in all respects with ERISA and has been administered in compliance with ERISA and the Code. With respect to each Plan listed in Part
2.15 of the Disclosure Schedule, the Company does not have any liability for any failure to comply with ERISA or the Code or for any action or failure to act in connection with the administration of such Plan. The Company does not sponsor any Plan that is subject to Section 412 of the Code or Title IV of ERISA or is a multiemployer plan, and no reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Plan and no proceeding by the Pension Benefit Guaranty Corporation ("PBGC") has been commenced to terminate any Plan. The Company does not participate in, sponsor or contribute to a multiple employer welfare arrangement ("MEWA"). No liability under the Plans exists that, on or after the Closing Date, could subject the Company or the Surviving Corporation to any liability or have any material adverse effect on the assets of the Company or the Surviving Corporation, and no event has occurred which might give rise to any such liability or which could subject the Company or the Surviving Corporation to any such liability or have any material adverse effect on the business, financial condition or results of operations of the Company or the Surviving Corporation.

              (b) In addition to, but not in limitation of, the foregoing, to the Knowledge of the Company and the Sole Shareholder, (i) the Company has complied in all respects with the continuation coverage rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (ii) no nonexempt prohibited transactions under the Code or ERISA have occurred with respect to any Plan; and (iii) there are no current investigations or audits of any of the Plans by any governmental agency, nor has the Company been notified in writing or orally of such a


                                      12.

pending investigation or audit. The Company has the power to amend or terminate any of the Plans, or any contracts, related to the Plans, at any time and with no penalty. No claim under ERISA has been filed with respect to any Plan. The Company has made available to Purchaser copies of all Plan documents and amendments thereto, trust agreements, contracts relating to the Plan administration, determination letter or, if none, application to the Internal Revenue Service for a determination letter, all Form 5500s for the last three years, including schedules and attachments, the most recent summary plan descriptions and summaries of material modifications and the most recent annual report.

              (c) Except as set forth in Part 2.15(c) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee, consultant or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

              (d) Part 2.15(d) of the Disclosure Schedule contains a list of all salaried employees and all consultants of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of hire and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union or similar organization involving any of its employees. All of the Company's employees are "at will" employees. The Company has delivered to Purchaser accurate and complete copies of all employee manuals and handbooks, policy statements and other materials relating the employment of the Company's employees.

              (e) Part 2.15(e) of the Disclosure Schedule identifies each employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

              (f) To the Knowledge of the Company and the Sole Shareholder, the Company is in compliance in with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

              (g) Except as set forth in Part 2.15(g) of the Disclosure Schedule, the Company and the Sole Shareholder believe that the Company has good labor relations, and neither the Company nor the Sole Shareholder has any reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a Material Adverse Effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

     2.16 ENVIRONMENTAL MATTERS. To the Knowledge of the Company and the Sole Shareholder, (a) the Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits

                                      13.

and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, and (b) the Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and,
(c) there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the Knowledge of the Company and the Sole Shareholder, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule.

     2.17 INSURANCE. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Purchaser accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since December 31, 1996, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.18 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since December 31, 1996 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since December 31, 1996 been, indebted to the Company; (c) since December 31, 1996, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since December 31, 1996 competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company).

     2.19     LEGAL PROCEEDINGS; ORDERS.

              (a) There is no pending Legal Proceeding, and (to the Knowledge of the Company and the Sole Shareholder) no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the Knowledge of the Company and the Sole Shareholder, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.


                                      14.

              (b) No Legal Proceeding has ever been commenced by or, to the knowledge of the Company and the Sole Shareholder, has ever been pending against the Company.

              (c)     To the Knowledge of the Company and the Sole Shareholder,
(i) there is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject and (ii) the Sole Shareholder is not subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. To the Knowledge of the Company and the Sole Shareholder, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     2.20 CUSTOMERS. Part 2.20 of the Disclosure Schedule sets forth the names and amounts of the respective purchases for the twelve-month period ended on the Balance Sheet Date for each of the 10 largest customers of the Company. Neither the Company nor the Sole Shareholder is aware nor has any reason to believe that any of the customers listed on Part 2.20 of the Disclosure Schedule has reduced materially or terminated, or intends to reduce materially or to terminate, the amount of its business with the Company. Part 2.20 of the Disclosure Schedule lists the Company's order backlog as of the Balance Sheet Date.

     2.21 MATERIAL RELATIONSHIPS. No supplier to or customer or distributor of the Company has notified the Company of an intention to terminate or substantially alter its existing business relationship with the Company, and neither the Company nor the Sole Shareholder has any reason to believe that such termination or alteration of the relationship with the Company is likely to occur.

     2.22 SALES POLICIES; WARRANTIES. Part 2.22 of the Disclosure Schedule lists all sales or product fitness warranty policies of the Company. To the Knowledge of the Company and the Sole Shareholder, no person or entity has asserted or threatened to assert a claim for a breach of any such warranty policy.

     2.23 BROKERS AND FINDERS. None of the Company or any of its officers, directors, employees or agents nor the Sole Shareholder has had dealings with any broker or finder in such a way as to incur, or has otherwise incurred, any liability for which the Company or the Surviving Corporation may ever be in any way responsible with respect to any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     2.24 AUTHORITY; BINDING NATURE OF AGREEMENT. Each of the Company and the Sole Shareholder has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company and the Sole Shareholder of this Agreement has been duly authorized by all necessary corporate or other action on the part of the Company and the Sole Shareholder, as applicable. This Agreement constitutes the legal, valid and binding obligation of each of the Company and the Sole Shareholder, enforceable against the Company and the Sole Shareholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.


                                      15.

     2.25 NON-CONTRAVENTION; CONSENTS. To the Knowledge of the Company and the Sole Shareholder, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

              (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's articles of incorporation or bylaws, or
(ii) any resolution adopted by the Sole Shareholder, the Company's board of directors or any committee of the Company's board of directors;

              (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

              (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

              (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to
(i) declare a default or exercise any remedy under any such Company Contract,
(ii) accelerate the maturity or performance of any such Company Contract, or
(iii) cancel, terminate or modify any such Company Contract; or

              (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.25 of the Disclosure Schedule, to the knowledge of the Company and the Sole Shareholder, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.26 FULL DISCLOSURE. No representation or warranty by the Company or the Sole Shareholder contained in this Agreement, and no statement contained in any letter, certificate, schedule, exhibit, list or other writing furnished to Purchaser by the Company or the Sole Shareholder in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. All copies of all writings furnished to Purchaser by


                                      16.

the Company or the Sole Shareholder hereunder or in connection with the transactions contemplated hereby are true and complete.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF PURCHASER

              Except as set forth in the Disclosure Schedule with respect to specifically identified subsections of this Section 3, Purchaser represents and warrants to the Company and the Sole Shareholder as follows:

     3.1      SEC FILINGS; FINANCIAL STATEMENTS.

              (a) Purchaser has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Purchaser with the SEC between January 1, 1998 and the date of this Agreement (the "Purchaser SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

              (b) The consolidated financial statements contained in the Purchaser SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Purchaser and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Purchaser and its subsidiaries for the periods covered thereby.

     3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Purchaser has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement; and the execution, delivery and performance by Purchaser of this Agreement (including the contemplated issuance of common stock of Purchaser ($0.01 par value per share) ("Purchaser Common Stock") in the Merger in accordance with this Agreement) has been duly authorized by all necessary action on the part of Purchaser and its board of directors. No vote of Purchaser's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.3      VALID ISSUANCE. The Stock Consideration to be issued in the
Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.4 BROKERS AND FINDERS. None of Purchaser or any of its officers, directors, employees or agents has had dealings with any broker or finder in such a way as to incur, or has otherwise incurred, any liability for which the Sole Shareholder may ever be in any way responsible with respect to any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     3.5 FULL DISCLOSURE. No representation or warranty by Purchaser contained in this Agreement, and no statement contained in any letter, certificate, schedule, exhibit, list or other writing furnished to the Company or the Sole Shareholder in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. All copies of all writings furnished to the Company or the Sole Shareholder by Purchaser hereunder or in connection with the transactions contemplated hereby are true and complete.

SECTION 4.    ADDITIONAL COVENANTS OF THE PARTIES

     4.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement.

     4.2      PUBLIC ANNOUNCEMENTS. Neither the Company nor the Sole
Shareholder shall (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Purchaser's prior written consent. Purchaser will permit the Sole Shareholder to review in advance any press release or public statement the Company may issue or make regarding the Merger.

     4.3 PROPRIETARY ASSETS. Following the Closing Date, Purchaser shall consider whether it can and will take action to secure trademark protection for the Digibuy and Safesell software. In addition, following the Closing Date, Purchaser and the Sole Shareholder shall address the Year 2000 compliance issues identified on Part 2.9(f) of the Schedule of Exceptions.

SECTION 5.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

              The obligations of Purchaser to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     5.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company and the Sole Shareholder in this Agreement and in each of the other agreements


                                      18.

and instruments delivered to Purchaser in connection with the transactions contemplated by this Agreement shall be accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

     5.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company and the Sole Shareholder are required to comply with or perform at or prior to the Closing shall have been complied with and performed in all respects.

     5.3 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.25 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

     5.4 AGREEMENTS AND DOCUMENTS. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

              (a) an Escrow Agreement in the form of Exhibit B, executed by the Sole Shareholder;

              (b) an Employment Agreement in the form of Exhibit C, executed by the Sole Shareholder;

              (c) an Investment Representation Letter in the form of Exhibit D, executed by the Sole Shareholder;

              (d) a Release in the form of Exhibit E, executed by the Sole Shareholder and Meiman Kentjana;

              (e) an Employee Proprietary Information Agreement in the form of Exhibit F executed by the Sole Shareholder and all employees, consultants and independent contractors of the Company that will be offered employment with Purchaser;

              (f) a legal opinion of Hurwitz & Sagarin LLC dated as of the Closing Date, in the form of Exhibit G;

              (g) a Stock Purchase Agreement in the form of Exhibit H, executed by Meiman Kentjana; and

              (h) a certificate executed by the Company and the Sole Shareholder and containing the representation and warranty of the Company and the Sole Shareholder that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date and that the conditions set forth in Sections 5.1, 5.2 and 5.3 have been duly satisfied (the "Company and Sole Shareholder Closing Certificate").


                                      19.

     5.5 SECRETARY'S CERTIFICATE. At the Closing, the Company shall have delivered to Purchaser copies of each of the following, certified by the Secretary of the Company to be in full force and effect on the Closing Date:

              (a)     its articles of incorporation as of the Closing;

              (b)     its bylaws as of the Closing; and

              (c) resolutions of its Board of Directors authorizing the execution, delivery and performance by the Company of this Agreement and any related agreements, and the transactions contemplated hereby and thereby.

     5.6 BANK DEBT; ADVANCES. All of the Company's bank debt including, without limitation, the promissory note to Webster Bank, shall have been paid in full. Any advances from the Company to the Sole Shareholder shall have been repaid in full.

     5.7 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     5.8 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger.

     5.9 EMPLOYEES. Neither the Sole Shareholder nor Meiman Kentjana shall have ceased to be employed by, or expressed an intention to terminate their employment with, the Company.

SECTION 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

              The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

     6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Purchaser is required to comply with or perform at or prior to the Closing shall have been complied with and performed in all respects.

     6.3 DOCUMENTS. The Company and Sole Shareholder shall have received the following documents:


                                      20.

              (a) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in the form of Exhibit I;

              (b) an Escrow Agreement in the form of Exhibit B, executed by Purchaser; and

              (c) an Employment Agreement in the form of Exhibit C, executed by Purchaser;

              (d) a certificate executed by Purchaser and containing the representation and warranty of Purchaser that each of the representations and warranties set forth in Section 3 is accurate in all respects as of the Closing Date and that the conditions set forth in Sections 6.1 and 6.2 have been duly satisfied ( "Purchaser Closing Certificate").

     6.4 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.5 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger.

SECTION 7.    INDEMNIFICATION

     7.1      SURVIVAL OF REPRESENTATIONS.

              (a) The representations and warranties made by the Sole Shareholder (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Company and Sole Shareholder Closing Certificate) shall survive the Closing and continue in full force and effect for a period of one year following the Closing Date; PROVIDED, HOWEVER, that if, at any time prior to the one year anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Sole Shareholder a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Sole Shareholder (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section
7.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive beyond the one year period following the Closing Date until such time as such claim is fully and finally resolved; PROVIDED, FURTHER, that the representations and warranties set forth in Section 2.14 shall survive until the applicable statute of limitations. All representations and warranties made by Purchaser (including the representations and warranties set forth in Section 3 and the representations and warranties set forth in the Purchaser Closing Certificate) shall survive the Closing and continue in full force and effect for a period of one year following the Closing Date; PROVIDED, HOWEVER, that if, at any time prior to the one year anniversary of the Closing Date, the Sole Shareholder (acting in good faith) delivers to Purchaser a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Purchaser (and setting forth in reasonable detail the basis for belief that such an inaccuracy or


                                      21.

breach may exist) and asserting a claim for recovery based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive beyond the one year period following the Closing Date until such time as such claim is fully and finally resolved.

              (b) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Sole Shareholder in this Agreement.

     7.2      INDEMNIFICATION BY THE SOLE SHAREHOLDER.

              (a) From and after the Effective Time (but subject to Section 7.1(a)), the Sole Shareholder shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 or in the Company and Sole Shareholder Closing Certificate; (ii) any breach of any covenant or obligation of the Company or the Sole Shareholder; or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 7).

              (b) The Sole Shareholder acknowledges and agrees that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Purchaser shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

     7.3      THRESHOLD; CEILING.

              (a) The Sole Shareholder shall not be required to make any indemnification payment pursuant to Section 7.2(a) for any inaccuracy in or breach of any of their representations and warranties set forth in Section 2 (in the absence of fraud) until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $50,000 in the aggregate. If the total amount of such Damages exceeds $50,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all of such Damages, including claims for Damages included in the initial $50,000. Notwithstanding the foregoing, the Sole Shareholder shall indemnify the Indemnitees for any Damages in connection with the David Lee dispute described in Part 2.12 of the Disclosure Schedule without regard to any dollar threshold.


                                      22.

              (b) The maximum liability, including expenses, third party claims and attorneys' fees, of the Sole Shareholder under Section 7.2(a) for breaches of the representations and warranties set forth in Section 2 shall be equal to 50% of the value of the aggregate Stock Consideration received or earned by the Sole Shareholder.

     7.4      SATISFACTION OF INDEMNIFICATION CLAIM.

              (a) If an assertion of indemnification is made by any Indemnitee on or prior to the one year anniversary of the Closing Date, the Escrow Agent shall retain up to that number of shares of escrowed stock that is equal in value to 50% of that number of shares of Stock Consideration received or earned by the Sole Shareholder, which shares shall be valued based on the average closing price of the Purchaser Common Stock as reported by Nasdaq for the 10 trading days preceding such assertion. Such shares will be retained by the Escrow Agent until all Indemnitees that have presented claims for Damages to the Sole Shareholder shall have agreed to or settled with the Sole Shareholder on the amount due to such Indemnitees, if any.

              (b) Subject to the limitations set forth in Section 7.3(b), in the event the Sole Shareholder has any liability (for indemnification or otherwise) to any Indemnitee under this Section 7, the Sole Shareholder shall satisfy such liability first, by delivering from Escrow to such Indemnitee the number of shares of Purchaser Common Stock determined by dividing (i) the aggregate dollar amount of such liability by (ii) the average closing price of the Purchaser Common Stock as reported by Nasdaq for the 10 trading days preceding the assertion of such liability, and second, to the extent shares of Purchaser Common Stock are not available in Escrow to satisfy such liability, then such difference in cash.

     7.5 NO CONTRIBUTION. The Sole Shareholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation as successor in interest to the Company in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or the Company and Sole Shareholder Closing Certificate.

     7.6 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Purchaser or against any other Indemnitee) with respect to which the Sole Shareholder would be obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 7, Purchaser shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Purchaser so proceeds with the defense of any such claim or Legal Proceeding:

              (a) subject to the provisions of Section 7.3, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Sole Shareholder;

              (b) the Sole Shareholder shall make available to Purchaser any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding;


                                       23.

              (c) Purchaser shall reasonably consult with and inform the Sole Shareholder of the progress of such defense; and

              (d) Purchaser shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Sole Shareholder; PROVIDED, HOWEVER, that such consent shall not be unreasonably withheld.

Purchaser shall give the Sole Shareholder prompt notice of the commencement of any such Legal Proceeding against Purchaser or the Surviving Corporation; PROVIDED, HOWEVER, that any failure on the part of Purchaser to so notify the Sole Shareholder shall not limit any of the obligations of the Sole Shareholder under this Section 7 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

     7.7 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PURCHASER. No Indemnitee (other than Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 8.    MISCELLANEOUS PROVISIONS

     8.1 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     8.2 FEES AND EXPENSES. If the Merger is not consummated for any reason whatsoever, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) ("Fees and Expenses") that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement. If the Merger is consummated, Purchaser shall pay all Fees and Expenses of Purchaser, and the Sole Shareholder shall pay the Fees and Expenses of the Sole Shareholder and the Company.

     8.3 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     8.4 NOTICES. All notices and other communications required or permitted under this Agreement and the transactions contemplated hereby shall be in writing and shall be deemed to have been duly given, made and received on the date when delivered by hand delivery with receipt acknowledged, or upon the next "Business Day" (meaning a day, other than a Saturday or a Sunday, or a federal holiday upon which offices of the federal government are not open for business) following receipt of facsimile transmission, or upon the fifth day after deposit in the United States mail, registered or certified with postage prepaid, return receipt requested, addressed as set forth below:


                                      24.

              (a)     If to Purchaser or the Surviving Corporation:

                           DIGITAL RIVER, INC.
                           9625 West 76th Street, Suite 150
                           Eden Prairie, Minnesota  55344
                           Attention:       Perry Steiner
                           Telephone:       (612) 830-9042
                           Facsimile:       (612) 830-1154

              with a copy (not constituting notice) to:

                           COOLEY GODWARD LLP
                           One Maritime Plaza, 20th Floor
                           San Francisco, CA  94111
                           Attention:       Michael J. Sullivan, Esq.
                           Telephone:       (415) 693-2000
                           Facsimile:       (415) 951-3699

              (b) If to the Sole Shareholder or, prior to the Effective Time, the Company:

                           MAAGNUM INTERNET GROUP, INC.
                           420 Highland Avenue
                           P.O. Box 339
                           Chesire, CT  06410
                           Attention:       Cyrus Maaghul
                           Telephone:       (203) 699-8225
                           Facsimile:       (203) 699-8235

              with a copy (not constituting notice) to:

                           Hurwitz and Sagarin LLC
                           147 North Broad Street
                           PO Box 112
                           Milford, Connecticut 06460-0112
                           Attention:       David A. Slossberg, Esq.
                           Telephone:       (203) 877-8000
                           Facsimile:       (203) 878-9800

Any party may alter the address to which its communications are to be sent by giving notice of such change in conformity with the provisions of this Section
8.4 for the giving of notice.

     8.5 CONFIDENTIALITY. On and at all times after the Closing Date, the Sole Shareholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Sole Shareholder's possession that relates to the business of the Company or Purchaser.


                                      25.

    8.6 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     8.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     8.8      GOVERNING LAW; VENUE.

              (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Minnesota (without giving effect to principles of conflicts of laws).

              (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in the courts of any court located in Hennepin County, Minnesota. Each party to this Agreement expressly and irrevocably consents and submits to the jurisdiction of each court located in Hennepin County, Minnesota (and each appellate court located in Hennepin County, Minnesota) in connection with any such legal proceeding.

     8.9 SUCCESSORS AND ASSIGNS. Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 7), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. The rights and obligations of the Company and the Sole Shareholder may not be assigned by the Company or the Sole Shareholder without the prior written consent of Purchaser. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

     8.10 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.


                                      26.

     8.11     WAIVER.

              (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

              (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     8.12 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     8.13 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     8.14 ENTIRE AGREEMENT. This Agreement, the Schedules, Exhibits, instruments and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; PROVIDED, HOWEVER, that the Confidentiality Agreement dated February 5, 1999 executed by and between Purchaser and the Company shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

     8.15     CONSTRUCTION.

              (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

              (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.


                                      27.

              (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

              (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.


                                      28.

     The parties hereto have caused this Agreement to be executed and delivered as of April 1, 1999.

                                           DIGITAL RIVER, INC.,
                                             a Delaware corporation


                                           By:   /s/ Perry Steiner
                                                 -----------------------------
                                                 Name:  Perry Steiner
                                                 Title: President



                                           MAAGNUM INTERNET GROUP, INC.,
                                             a Connecticut corporation


                                           By:   /s/ Cyrus Maaghul
                                                 -----------------------------
                                                 Name:  Cyrus Maaghul
                                                 Title: President


                                            /s/ Cyrus Maaghul
                                           -----------------------------------
                                           CYRUS MAAGHUL

                                    EXHIBIT A

                               CERTAIN DEFINITIONS


         For purposes of the Agreement (including this Exhibit A):

         "ACQUISITION TRANSACTION" shall mean any transaction involving:

              (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

              (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

              (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

         "AGREEMENT" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

         "COMPANY CONTRACT" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

         "COMPANY PROPRIETARY ASSET" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

         "CONSENT" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         "CONTRACT" shall mean any agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

         "DAMAGES" shall include any loss, damage, injury, decline in value, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

         "DISCLOSURE SCHEDULE" shall mean the schedule (dated as of the date of the Agreement) delivered to Purchaser on behalf of the Company and the Sole Shareholders, and delivered to the Company and the Sole Shareholder on behalf of Purchaser.


                                       1.

         "ENCUMBRANCE" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         "ENVIRONMENTAL LAW" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

         "ESCROW" shall mean the escrow established pursuant to the Escrow Agreement.

         "ESCROW AGENT" shall mean the escrow agent that is party to the Escrow Agreement.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "GAAP" shall mean generally accepted accounting principles.

         "GOVERNMENTAL AUTHORIZATION" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         "GOVERNMENTAL BODY" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or
(c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

         "INDEMNITEES" shall mean the following Persons: (a) Purchaser; (b) Purchaser's current and future affiliates (including the Surviving Corporation);
(c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; PROVIDED, HOWEVER, that the Sole Shareholder shall not be deemed to be an "Indemnitee."

         "KNOWLEDGE" shall mean actual knowledge. When used in the phrase "Knowledge of the Company and the Sole Shareholder," "Knowledge" shall limit any representation, warranty or covenant to the actual knowledge of the Company or the Sole Shareholder on the date hereof.

         "KNOWLEDGE OF THE COMPANY" shall mean knowledge of any employee of the Company.


                                       2.

         "LEGAL PROCEEDING" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

         "LEGAL REQUIREMENT" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         "MATERIAL ADVERSE EFFECT" means a violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Company and Sole Shareholder Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance or prospects.

         "MATERIALS OF ENVIRONMENTAL CONCERN" shall mean chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

         "PERSON" shall mean any individual, Entity or Governmental Body.

         "PROPRIETARY ASSET" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

         "PURCHASER PARTIES" shall mean the following Persons: (a) Purchaser;
(b) Purchaser's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; PROVIDED, HOWEVER, that the Sole Shareholder shall not be deemed to be a "Purchaser Party."

         "RELATED PARTY" shall mean: (i) the Sole Shareholder; (ii) each individual who is, or who has at any time since December 31, 1996 been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one


                                       3.

of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest).

         "REPRESENTATIVES" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "TAX" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

         "TAX RETURN" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "YEAR 2000 COMPLIANT" means, with respect to a computer, computer program or other item of software (i) the functions, calculations, and other computing processes of the computer, program or software (collectively, "Processes") perform in a consistent and correct manner without interruption regardless of the date on which the Processes are actually performed and regardless of the date input to the applicable computer system, whether before, on, or after January 1, 2000; (ii) the computer, program or software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values, in a consistent and correct manner regardless of the dates used whether before, on, or after January 1, 2000; (iii) the computer, program or software accepts and responds to year input, if any, in a manner that resolves any ambiguities as to century in a defined, predetermined, and appropriate manner; (iv) the computer, program or software stores and displays date information in ways that are unambiguous as to the determination of the century; and (v) leap years will be determined by the following standard (A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.


                                       4.